Filed pursuant to Rule 424(b)(3)

Registration No. 333-198439

SENECA GLOBAL FUND, L.P.

SUPPLEMENT DATED FEBRUARY 19, 2015

TO

THE PROSPECTUS AND DISCLOSURE DOCUMENT

DATED FEBRUARY 13, 2015

This Supplement contains performance information for January 2015 for the Seneca Global Fund, L.P. It supplements the Fund’s Prospectus and Disclosure Document dated February 13, 2015. Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Fund.

__________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

Performance Update January 2015
25 Years of Alternative Investments

Seneca Global Fund, L.P. A Units

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	3 Year	5 Year	Since Inception (Dec 2008)
Seneca Global Fund A Units [1]	2.62%	2.62%	6.93%	-5.37%	-2.31%	-4.88%
S&P 500 Total Return Index [2]	-3.00%	-3.00%	14.22%	17.47%	15.60%	16.34%

It is not possible to invest directly in an index.

Monthly Commentary

In January, Europe’s economic woes continued to have a major impact on financial markets. In order to combat deflationary pressures, the European Central Bank implemented quantitative easing, committing to purchase €60 billion of government bonds per month for 19 months. This led to further depreciation of the euro and a rally in European stocks. In order to untether itself from the falling euro, the Swiss National Bank made a surprise move to de-peg the Swiss franc, which led to a dramatic 30% intraday spike in its exchange rate. In the US, bond yields plummeted, with the 30-year yield hitting a historic low of 2.2%, as foreign buyers plowed into safe haven assets supported by a strong US dollar.

2015 began with a continuation of many of the strong trends seen in the second half of 2014. The Fund made the bulk of its gains in January from long bond positions, particularly in the US. In currencies, the Fund profited from a short position in the euro, which more than offset Swiss franc losses. The rebound in gold hurt the Fund’s short position leading to a modest loss in the metals sector. Overall, the Fund finished the month with a net profit.

Trading Performance

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a redemption fee. Limited Partners will not be required to pay any redemption fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. A Units	Performance Update | January 2015

Series A Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%	0.20%	4.62%	-8.92%	-3.51%	0.75%	-9.64%
2012	-0.72%	2.23%	-4.63%	0.54%	3.76%	-9.42%	5.28%	-3.54%	-3.11%	-6.11%	-2.27%	1.49%	-16.18%
2013	2.59%	-1.05	0.89%	2.38%	-2.40%	-3.28%	-1.19%	-3.90%	-1.46%	1.65%	1.17%	1.99%	-2.86%
2014	-3.36%	1.34%	-2.37%	-1.61%	1.65%	-0.14%	-1.98%	3.11%	-0.43%	1.19%	4.33%	-0.74%	0.70%
2015	2.62%												2.62%

Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets.

Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by 52, and (ii) the number of weeks remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Performance Update January 2015
25 Years of Alternative Investments

Seneca Global Fund, L.P. B Units

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	3 Year	5 Year	Since Inception (Nov 2008)
Seneca Global Fund B Units [1]	2.76%	2.76%	8.62%	-3.87%	-0.76%	-2.42%
S&P 500 Total Return Index [2]	-3.00%	-3.00%	14.22%	17.47%	15.60%	14.73%

It is not possible to invest directly in an index.

Monthly Commentary

In January, Europe’s economic woes continued to have a major impact on financial markets. In order to combat deflationary pressures, the European Central Bank implemented quantitative easing, committing to purchase €60 billion of government bonds per month for 19 months. This led to further depreciation of the euro and a rally in European stocks. In order to untether itself from the falling euro, the Swiss National Bank made a surprise move to de-peg the Swiss franc, which led to a dramatic 30% intraday spike in its exchange rate. In the US, bond yields plummeted, with the 30-year yield hitting a historic low of 2.2%, as foreign buyers plowed into safe haven assets supported by a strong US dollar.

2015 began with a continuation of many of the strong trends seen in the second half of 2014. The Fund made the bulk of its gains in January from long bond positions, particularly in the US. In currencies, the Fund profited from a short position in the euro, which more than offset Swiss franc losses. The rebound in gold hurt the Fund’s short position leading to a modest loss in the metals sector. Overall, the Fund finished the month with a net profit.

Trading Performance

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. B Units	Performance Update | January 2015

Series B Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008											6.04%	4.42%	10.72%
2009	0.47%	0.67%	-4.40%	-4.05%	-2.65%	-9.90%	-1.78%	4.50%	3.15%	-5.63%	9.41%	-6.25%	-16.61%
2010	-3.49%	2.57%	4.19%	1.95%	-3.88%	0.93%	-1.86%	8.04%	1.11%	4.08%	-4.92%	5.83%	14.55%
2011	-1.70%	2.95%	-1.43%	5.10%	-7.77%	-3.44%	5.25%	0.35%	4.78%	-8.80%	-3.38%	0.88%	-8.15%
2012	-0.59%	2.36%	-4.50%	0.67%	3.90%	-9.29%	5.42%	-3.42%	-2.98%	-5.99%	-2.15%	1.62%	-14.85%
2013	2.72%	-0.92%	1.02%	2.51%	-2.27%	-3.16%	-1.07%	-3.78%	-1.33%	1.78%	1.30%	2.13%	-1.34%
2014	-3.24%	1.47%	-2.24%	-1.48%	1.78%	0.00%	-1.85%	3.24%	-0.30%	1.32%	4.47%	-0.62%	2.29%
2015	2.76%												2.76%

Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets.

Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Performance Update January 2015
25 Years of Alternative Investments

Seneca Global Fund, L.P. C Units

Performance

	Month	YTD	1 Year	Since Inception (Sep 2012)
Seneca Global Fund C Units[1]	2.87%	2.87%	10.09%	-1.18%
S&P 500 Total Return Index[2]	-3.00%	-3.00%	14.22%	18.01%

It is not possible to invest directly in an index.

Monthly Commentary

In January, Europe’s economic woes continued to have a major impact on financial markets. In order to combat deflationary pressures, the European Central Bank implemented quantitative easing, committing to purchase €60 billion of government bonds per month for 19 months. This led to further depreciation of the euro and a rally in European stocks. In order to untether itself from the falling euro, the Swiss National Bank made a surprise move to de-peg the Swiss franc, which led to a dramatic 30% intraday spike in its exchange rate. In the US, bond yields plummeted, with the 30-year yield hitting a historic low of 2.2%, as foreign buyers plowed into safe haven assets supported by a strong US dollar.

2015 began with a continuation of many of the strong trends seen in the second half of 2014. The Fund made the bulk of its gains in January from long bond positions, particularly in the US. In currencies, the Fund profited from a short position in the euro, which more than offset Swiss franc losses. The rebound in gold hurt the Fund’s short position leading to a modest loss in the metals sector. Overall, the Fund finished the month with a net profit.

Trading Performance

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series C Units are not available for purchase, rather are issued in exchange for Series A, B and I Units once such units reach a certain limit on fees, as described in the prospectus. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. C Units	Performance Update | January 2015

Series C Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%	0.20%	4.62%	-8.92%	-3.51%	0.75%	-9.64%
2012	-0.72%	2.23%	-4.63%	0.54%	3.76%	-9.42%	5.28%	-3.54%	-2.87%	-5.88%	-2.04%	1.74%	-15.36%
2013	2.84%	-0.81%	1.14%	2.63%	-2.16%	-3.05%	-0.96	-3.67%	-1.22%	1.90%	1.42%	2.24%	0.01%
2014	-3.13%	1.59%	-2.13%	-1.37%	1.89%	0.11%	-1.74%	3.36%	-0.20%	1.44%	4.59%	-0.51%	3.67%
2015	2.87%												2.87%

*	Performance from December 2008 – August 2012 is Series A Unit performance, prior to conversion to Series C Units. Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets.

Series C Units are not available for purchase, rather are issued in exchange for Series A, B and I Units once such units reach a certain limit on fees, as described in the prospectus. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Performance Update January 2015
25 Years of Alternative Investments

Seneca Global Fund, L.P. I Units

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	3 Year	5 Year	Since Inception (Sep 2008)
Seneca Global Fund I Units [1]	2.81%	2.81%	9.32%	-3.28%	-0.16%	0.19%
S&P 500 Total Return Index [2]	-3.00%	-3.00%	14.22%	17.47%	15.60%	9.49%

It is not possible to invest directly in an index.

Monthly Commentary

In January, Europe’s economic woes continued to have a major impact on financial markets. In order to combat deflationary pressures, the European Central Bank implemented quantitative easing, committing to purchase €60 billion of government bonds per month for 19 months. This led to further depreciation of the euro and a rally in European stocks. In order to untether itself from the falling euro, the Swiss National Bank made a surprise move to de-peg the Swiss franc, which led to a dramatic 30% intraday spike in its exchange rate. In the US, bond yields plummeted, with the 30-year yield hitting a historic low of 2.2%, as foreign buyers plowed into safe haven assets supported by a strong US dollar.

2015 began with a continuation of many of the strong trends seen in the second half of 2014. The Fund made the bulk of its gains in January from long bond positions, particularly in the US. In currencies, the Fund profited from a short position in the euro, which more than offset Swiss franc losses. The rebound in gold hurt the Fund’s short position leading to a modest loss in the metals sector. Overall, the Fund finished the month with a net profit.

Trading Performance

These graphs present the performance for each sector traded in the Fund over the periods shown, and are intended to permit investors to better understand where trading strategies carried out for the Fund generated gains or losses. This information has not been adjusted to reflect the impact of Fund fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

Fund performance is net of all fees and expenses. Series I Units commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com

Seneca Global Fund, L.P. I Units	Performance Update | January 2015

Series I Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008									3.88%	9.32%	6.08%	4.46%	25.83%
2009	0.51%	0.71%	-4.23%	-4.00%	-2.60%	-9.86%	-1.73%	4.55%	3.20%	-5.59%	9.46%	-6.20%	-16.01%
2010	-3.44%	2.63%	4.24%	2.01%	-3.83%	0.98%	-1.81%	8.09%	1.16%	4.13%	-4.87%	5.89%	15.25%
2011	-1.65%	3.00%	-1.38%	5.15%	-7.72%	-3.37%	5.30%	0.39%	4.81%	-8.75%	-3.33%	0.93%	-7.62%
2012	-0.54%	2.41%	-4.45%	0.73%	3.95%	-9.25%	5.47%	-3.37%	-2.93%	-5.94%	-2.10%	1.68%	-14.35%
2013	2.77%	-0.87%	1.07%	2.56%	-2.22%	-3.11%	-1.02%	-3.73%	-1.28%	1.83%	1.36%	2.18%	-0.74%
2014	-3.19%	1.52%	-2.19%	-1.43%	1.83%	0.04%	-1.81%	3.29%	-0.25%	1.42%	4.52%	-0.57	2.94%
2015	2.81%												2.81%

Fund performance is net of all fees and expenses.

past performance is not necessarily indicative of future results.

AS WITH ANY INVESTMENT, THERE IS A POTENTIAL FOR GAIN AND A RISK OF LOSS.

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the prospectus for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets.

Series I Units commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This performance update must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240.631.7600 | info@steben.com